Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424B2

(Form Type)

CANADIAN IMPERIAL BANK OF COMMERCE

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Debt	5.615% Senior Notes due 2026	Rule 457(o)	$450,000,000	100.000%	$450,000,000	0.0001102	$49,590.00
	Total Offering Amounts					$450,000,000		$49,590.00
	Total Fees Previously Paid(1)							$1,091,000.00
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus and relates to the non-automatic shelf registration statement on Form F-3 (File No. 333-259240) filed by the Registrant for the sale of up to $10,000,000,000 of the Registrant’s securities, which became effective on September 28, 2021 (the “Registration Statement”). Prior to the offering to which the prospectus supplement relates to which this Exhibit is attached, $8,950,000,000 aggregate offering amount of securities have been issued.